Exhibit 10.28

EQUIFAX INC.

2000 STOCK INCENTIVE PLAN

FORM OF DIRECTOR DEFERRED SHARE AWARD AGREEMENT

                This Director Deferred Share Award Agreement (the “Agreement”) is dated as of the 7th day of February, 2005 and is entered into between Equifax Inc., a Georgia corporation (the “Company”), and Director’s Name (the “Director”).

                In consideration of the mutual promises set forth below, the parties hereto agree as follows.

1.             Grant of Deferred Shares.  Subject to the terms and conditions of this Agreement and the Equifax Inc. 2000 Stock Incentive Plan (the “Plan”), the terms of which are hereby incorporated herein by reference, effective as of the date set forth above (“Grant Date”), the Company hereby grants to the Director 4,000 restricted stock units in the form of Deferred Shares under the Plan.  Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

2.             Vesting.  Subject to Section 3 below, the Deferred Shares shall vest on February 7, 2008 (the “Vesting Date”).  Prior to the Vesting Date, the Deferred Shares shall be nontransferable and, except as otherwise provided herein, shall be forfeited upon the Director’s termination of service as a director of the Company.  The Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements.

3.             Termination of Service as a Director.

                (a)           Termination by Death or for Disability.  In the event the Director dies or becomes Disabled while actively serving as a director of the Company, all outstanding unvested Deferred Shares shall immediately become nonforfeitable and transferable as of the date of Director’s death or termination as a result of becoming Disabled.  For purposes of this Agreement, “Disabled” shall mean the Director has been determined to be disabled in accordance with standards established by the Committee relating to the Director’s inability to perform his duties as a result of injury or sickness.

                (b)           Termination by Retirement.  If the Director’s service as a director with the Company is terminated by his Retirement, all outstanding unvested Deferred Shares shall immediately vest and become transferable.  For purposes of this Agreement, “Retirement”

means Director’s termination of service as a director with the Company after the Director has attained age 55 and completed at least five years of service as a director on the Board.

                (c)           Other Termination.  If the Director ceases to serve as director other than due to death, Disability or Retirement, all outstanding unvested Deferred Shares shall immediately expire, and the Director’s right to any such Deferred Shares shall terminate immediately upon the date the Director ceases to serve as a director.

                (d)           Change in Control.  In the event a Change in Control occurs while the Director is serving as a director of the Company, all of the Deferred Shares awarded pursuant to this Agreement shall become nonforfeitable and transferable as of the date on which the Change in Control occurs.

4.             Stock Certificates.  Stock certificates (or appropriate evidence of ownership) representing the unrestricted Common Shares will be delivered to the Director (or to a party designated by the Director) as soon as practicable after the Vesting Date; provided, however, if the Director has properly elected to defer delivery of the Common Shares, the Common Shares shall be issued and delivered as set forth in any applicable deferral election agreement entered into between the Company and the Director.

5.             Dividends.  Directors granted Deferred Shares shall not be entitled to receive any cash dividends, stock dividends or other distributions paid with respect to the Common Shares, except in circumstances where the distribution is covered by Section 12 below.

6.             Restrictions on Transferability.  Subject to any valid deferral election, until the Deferred Shares are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

7.             Rights as Shareholder.  Except as provided in Section 5, the Director shall not have voting or any other rights as a shareholder of the Company with respect to the Deferred Shares.  Upon settlement of the Deferred Share units into Common Shares, the Director will obtain full voting and other rights as a shareholder of the Company.

8.             Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

9.             Amendment.  This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affecting the rights of the Director, hereunder may be made without the Director’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the Deferred Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Deferred Shares which are then subject to restrictions as provided herein.

10.           Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11.           Construction.  The restricted stock units are being issued in the form of Deferred Shares pursuant to Section 8 (Deferred Shares) of the Plan and are subject to the terms of the Plan.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

12.           Adjustments to Deferred Shares.  The terms of this Deferred Share Award Agreement will be adjusted in such manner as the Committee determines in accordance with Section 10 of the Plan and any such adjustment shall be effective and final, binding and conclusive for all purposes of this Agreement

13.           Governing Law.  This Agreement will be governed by and enforced in accordance with the laws of the State of Georgia.

                IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

Director	.	EQUIFAX INC

By:

Date: